Exhibit 5.1

June 29, 2010

NovaBay Pharmaceuticals, Inc.
5980 Horton Street, Suite 550
Emeryville, CA 94608

RE:           S-8 REGISTRATION STATEMENT

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by NovaBay Pharmaceuticals, Inc., a Delaware corporation (the “Company”) of a post-effective amendment (the “Post-Effective Amendment”) with the Securities and Exchange Commission amending the Registration Statements on Form S-8, File Nos. 333-164469, 333-157041 and 333-147334 (together with the Post-Effective Amendment, the “Registration Statements”), covering the offering of up to 3,788,491, 1,010,875 and 1,145,857 shares of the Company’s Common Stock (collectively, the “Shares”) to be issued pursuant to the Company’s 2007 Omnibus Incentive Plan (the “2007 Plan”), 2005 Stock Option Plan (the “2005 Plan”) and 2002 Stock Option Plan (the “2002 Plan,” and, together with the 2007 Plan and the 2005 Plan, the “Plans”), respectively.

In connection with this opinion, we have examined the Registration Statements and related Prospectuses, the Company’s Amended and Restated Certificate of Incorporation and the Company’s Bylaws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statements and related Prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Post-Effective Amendment.

Sincerely,

COOLEY llp

By:   /s/ Brett D. White
Brett D. White